Exhibit 99.1

   RENT-WAY REPORTS FISCAL 2005 THIRD QUARTER FINANCIAL RESULTS

   NEW STORE OPENING PROGRAM ON TRACK

ERIE, PA., August 4, 2005/PRNewswire-First Call/ — Rent-Way, Inc. (NYSE: RWY) today reported financial results for the three and nine months ended June 30, 2005.

For the third quarter, the Company reported revenues of $128.3 million versus $124.9 million in the same quarter last year. Revenues from the Company’s core rental business (which excludes the Company’s dPi Teleconnect unit) were $124.2 million versus $118.5 million in the same quarter last year, an increase of 4.8%. Same store rental business revenues increased 2.6% versus last year’s quarter. Operating income in the quarter was $12.3 million, compared to $12.3 million in the same period last year. Excluding operating losses of $2.6 million related to the new store opening program, operating income would have been $14.9 million, or a 21 percent increase over the prior year. Reported operating income benefited from retrospective insurance adjustments of $1.9 million in this quarter and $1.8 million in last year’s quarter. As a result of the increase in the Company’s stock price in the quarter, the Company recorded a $5.0 million FAS 133 charge related to the conversion feature of the Company’s preferred stock versus income of $0.2 million in the same quarter last year. Giving effect to this charge results in the Company incurring a net loss of $1.2 million in the quarter, compared to net income of $4.9 million in the third quarter last year. Net loss allocable to common shareholders was $1.8 million or $(0.07) per diluted share versus net income allocable to common shareholders of $4.4 million last year or $0.16 per diluted share. Without the FAS 133 charge, net income and net income allocable to common shareholders in the quarter would have been $3.8 million and $3.2 million, respectively.

“The fundamentals of our business are sound and our plan to invest in growing the Rent-Way brand by 40 — 50 stores per year for the next several years is working,” stated Bill Short, Rent-Way’s President. “We opened 9 new stores in the quarter and we expect to open 10 more by the end of September, which would mean 42 new stores opened in fiscal 2005. We’re pleased with the top line revenue performance of these new stores. Our cash flow is strong, our team is solid and I remain very optimistic about 2006 and beyond,” concluded Mr. Short.

William McDonnell, Rent-Way’s Vice President and CFO, stated, “For the quarter, our core stores revenue and operating income, were $121.4 million and $13.2 million, respectively, and our core stores with new stores revenue and operating income, were $124.2 million and $10.6 million, respectively. Higher payoffs and a slight fall off in deliveries during the quarter reduced our agreements on rent more than we had anticipated. Nonetheless, we met our guidance for core store revenue and operating income. Looking forward, our results for the full fiscal year will be in line with our guidance, however we expect revenue and operating income will be slightly below guidance for the fourth quarter,” concluded Mr. McDonnell.

The Company ended the quarter with $32.0 million outstanding on its bank revolver. The Company reported EBITDA for the quarter of $16.2 million versus $16.2 million in the same quarter last year. EBITDA as defined by the Company is operating income plus depreciation of property and equipment and amortization of intangibles. The Company believes EBITDA provides investors useful information regarding its ability to service its debt and generate cash for other purposes, including for capital expenditures and working capital. The Company reported net cash used in operations for the quarter of $8.4 million versus cash provided by operations of $3.6 million in the same quarter last year.

Reconciliations of the non-GAAP measures mentioned above to the nearest comparable GAAP measures are presented in the chart of supplemental information attached to this release.

About Rent-Way

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 787 stores in 34 states.

Safe-Harbor Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies, (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company’s ability to retain existing senior management and to attract additional management employees, (4) general economic and business conditions, including demand for the company’s products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company’s ability to make principal and interest payments on its high level of outstanding debt, and (8) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

RENT-WAY, INC. SELECTED BALANCE SHEET DATA (all dollars in thousands)
	June 30, 2005 (unaudited)	September 30, 2004 (unaudited) Restated
Cash and cash equivalents	$3,887	$3,412
Prepaid expenses	9,774	8,496
Rental merchandise, net	197,967	173,929
Total Assets	463,723	431,128
Accounts payable	17,309	26,187
Debt	234,211	203,934
Total Liabilities	323,054	302,101
Shareholders' Equity	113,908	109,237

RENT-WAY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (all dollars in thousands except per share data)
	For the three months ended June 30,				For the nine months ended June 30,
	2005		2004		2005		2004
	(unaudited)		(unaudited) Restated		(unaudited) Restated		(unaudited) Restated
Revenues:
Rental revenue	$108,455	84.5%	$103,211	82.6%	$328,596	84.1%	$316,514	82.6%
Prepaid phone service revenue	4,313	3.4%	6,602	5.3%	13,617	3.5%	19,676	5.1%
Other revenues	15,529	12.1%	15,069	12.1%	48,579	12.4%	47,198	12.3%

Total Revenues	128,297	100.0%	124,882	100.0%	390,792	100.0%	383,388	100.0%
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	31,949	24.9%	31,429	25.2%	100,471	25.7%	101,349	26.4%
Property and equipment	3,732	2.9%	3,836	3.1%	12,145	3.1%	12,240	3.2%
Amortization of intangibles	195	0.2%	86	0.1%	251	0.1%	310	0.1%
Cost of prepaid phone service	2,684	2.1%	4,075	3.3%	8,460	2.2%	13,007	3.4%
Salaries and wages	35,580	27.7%	33,192	26.6%	105,164	26.9%	100,552	26.2%
Advertising, net	5,438	4.2%	4,986	4.0%	15,524	4.0%	15,387	4.0%
Occupancy	9,526	7.4%	8,560	6.9%	27,874	7.1%	25,426	6.6%
Restructuring costs	--	0.0%	--	0.0%	--	0.0%	48	0.0%
Other operating expenses	26,886	21.0%	26,392	21.1%	83,133	21.3%	79,511	20.7%

Total costs and operating expenses	115,990	90.4%	112,556	90.1%	353,022	90.3%	347,830	90.7%
Operating income	12,307	9.6%	12,326	9.9%	37,770	9.7%	35,558	9.3%
Other income (expense):
Interest expense	(7,304)	-5.7%	(7,398)	-5.9%	(21,662)	-5.5%	(22,919)	-6.0%
Interest income	9	0.0%	9	0.0%	22	0.0%	792	0.2%
Amortization of deferred financing costs	(289)	-0.2%	(227)	-0.2%	(854)	-0.2%	(748)	-0.2%
Other income (expense), net	(4,362)	-3.4%	1,600	1.3%	(4,601)	-1.2%	(1,493)	-0.4%

Income before income taxes and discontinued operations	361	0.3%	6,310	5.1%	10,675	2.7%	11,190	2.9%
Income tax expense	1,395	1.1%	1,395	1.1%	4,185	1.1%	4,185	1.1%

Income (loss) before discontinued operations	(1,034)	-0.8%	4,915	3.9%	6,490	1.7%	7,005	1.8%
Loss from discontinued operations	(181)	-0.1%	(12)	0.0%	(361)	-0.1%	(1,722)	-0.4%

Net income (loss)	$(1,215)	-0.9%	$4,903	3.9%	$6,129	1.6%	$5,283	1.4%

Preferred stock dividend and accretion of preferred stock	(549)	-0.4%	(487)	-0.4%	(1,619)	-0.4%	(1,286)	-0.3%

Net income (loss) allocable to common shareholders	$(1,764)	-1.4%	$4,416	3.5%	$4,510	1.2%	$3,997	1.0%

Earnings (loss) per common share:
Basic earnings (loss) per common share
Income before discontinued operations		$(0.04)		$0.19		$0.24		$0.27

Net income (loss) allocable to common shareholders		$(0.07)		$0.17		$0.17		$0.15

Diluted earnings (loss) per common share
Income before discontinued operations		$(0.04)		$0.16		$0.24		$0.26

Net income (loss) allocable to common shareholders		$(0.07)		$0.16		$0.17		$0.15

Weighted average common shares outstanding:
Basic	26,250		26,216		26,246		26,155

Diluted	26,250		30,125		26,778		26,700

Calculation of EBITDA and Reconciliation of Net Cash (Used in) Provided by Operations to EBITDA
For the Three Months Ended June 30, 2005 and 2004
(all dollars in thousands)

Calculation of EBITDA

	Three Months Ended
	06/30/05 (unaudited)	06/30/04 (unaudited) Restated
Operating income	$12,307	$12,326
Depreciation - property and equipment	3,732	3,836
Amortization of intangibles	195	86

EBITDA	$16,234	$16,248

Reconciliation of Net Cash (Used in) Provided by Operations to EBITDA

	Three Months Ended
	06/30/05 (unaudited)	06/30/04 (unaudited) Restated
Net cash (used in) provided by operating activities	$(8,370)	$3,611
Net cash used in discontinued operations	181	12
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating
activities	(42,609)	(35,878)
Changes in assets and liabilities	49,583	37,158
Depreciation - property and equipment	3,732	3,836
Amortization of intangibles	195	86
Interest expense	7,304	7,398
Interest income	(9)	(9)
Amortization of deferred financing costs	289	227
Other (income) expense	4,362	(1,600)
Income taxes	1,395	1,395
Loss from discontinued operations	181	12

EBITDA	$16,234	$16,248

RENT-WAY, INC. RECONCILIATION OF CORE STORES REVENUES AND OPERATING INCOME For the Three Months Ended June 30, 2005 (all dollars in thousands)
	Revenues	Operating Income
Rent-Way, Inc., as reported	$128,297	$12,307
New store revenues and operating loss	(2,793)	2,587

Rent-Way, Inc. revenues and operating income excluding New	$125,504	$14,894
Stores
DPI revenues and operating loss	(4,313)	160
DPI commissions	166	(30)

Core stores revenues and operating income	$121,357	$15,024

Retrospective insurance adjustments	--	1,852

Core stores revenues and operating income excluding annual	$121,357	$13,172
insurance adjustments

RECONCILIATION OF CORE STORES WITH NEW STORES REVENUES AND OPERATING INCOME For the Three Months Ended June 30, 2005 (all dollars in thousands)
	Revenues	Operating Income
Rent-Way, Inc., as reported	$128,297	$12,307
DPI revenues and operating loss	(4,313)	160
DPI commissions	166	(30)

Core stores with new stores revenues and operating income	$124,150	$12,437

Retrospective insurance adjustments	--	1,852

Core stores with new stores revenues and operating income	$124,150	$10,585
excluding annual insurance adjustments

RENT-WAY, INC. RECONCILIATION OF NET INCOME AND NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS EXCLUDING FAS 133 CHARGE For the Three Months Ended June 30, 2005 (all dollars in thousands)
	Net Income (Loss)	Net Income (Loss) Allocable to Common Shareholders
Rent-Way, Inc., as reported	$(1,215)	$(1,764)
FAS 133 charge related to the
conversion feature of preferred stock	(4,969)	(4,969)

Net income and net income allocable
to common shareholders excluding FAS
133 charge	$3,754	$3,205